Exhibit 99.1
Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 381-6500
Enterprise Reports Record Results for Fourth Quarter 2007;
Generates $1 Billion of Distributable Cash Flow in 2007
     Houston, Texas (Monday, January 28, 2008) – Enterprise Products Partners L.P. (NYSE: “EPD”) today announced its financial results for the three months and year ended December 31, 2007. The partnership reported net income of $162 million, or $0.30 per unit on a fully diluted basis, for the fourth quarter of 2007 compared to net income of $133 million, or $0.25 per unit on a fully diluted basis, for the fourth quarter of 2006.
     Distributable cash flow was $262 million in the fourth quarter of 2007 compared to $240 million in the fourth quarter of 2006. On January 15, 2008, the board of directors of Enterprise’s general partner approved an increase in the partnership’s quarterly cash distribution rate to $0.50 per unit with respect to the fourth quarter of 2007. This represents a 7 percent increase over the $0.4675 per unit rate that was paid with respect to the fourth quarter of 2006. Distributable cash flow for the fourth quarter of 2007 provided 1.05 times coverage of the cash distribution to be paid by the partnership to its limited partners. Distributable cash flow is a non-generally accepted accounting principle (or “non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash flows provided by operating activities.
     For 2007, Enterprise reported net income of $534 million, or $0.96 per unit on a fully diluted basis, compared to $601 million, or $1.22 per unit on a fully diluted basis, for 2006. Approximately $74 million of the decrease in net income is due to higher interest expense associated with debt issued to fund Enterprise’s growth projects, of which most were not in operation for the full year. Distributable cash flow in 2007 was a record $1.0 billion versus $978 million for 2006. Distributable cash flow for 2007 provided 1.03 times coverage of the $1.9475 of cash distributions that were declared with respect to 2007.
     “Enterprise reported record performance in the fourth quarter of 2007 as new projects began operations and started to contribute cash flow,” said Michael A. Creel, president and chief executive officer of Enterprise. “For the quarter, the partnership posted a 27 percent increase in gross operating margin to a record $431 million. Contributions from the Independence platform and pipeline, Meeker natural gas processing plant, Mid-America pipeline expansion and Hobbs fractionator, together with strong demand for our network of midstream assets, resulted in record volumes for the quarter with over 2 million barrels per day of NGLs, petrochemicals and crude oil transported through our liquids pipelines and 8.5 trillion Btus per day carried by our natural gas pipelines. Notably, our Mid-America and Seminole NGL pipelines transported a record 1 million barrels per day. In addition, the partnership’s NGL fractionation facilities handled a record 400,000 barrels per day.”
     “As good as the fourth quarter of 2007 was, it could have been much better. Construction delays and start-up issues that resulted in unexpected downtime at our Meeker and Pioneer natural gas processing plants cost the partnership, in terms of expense and foregone revenue opportunities, approximately $85 million, or $0.19 per unit, of net income for the quarter. Meeker is now fully operational and has been processing an average of 530 million cubic feet per day of natural gas with 27,000 barrels per day of NGL production in January, while the Pioneer plant is in the commissioning phase and is expected to begin processing natural gas shortly.”
     “We have invested approximately $3.9 billion in new projects over the last two years. With the completion of the Meeker and Pioneer plants coupled with the performance of our Independence project, we expect 2008 to be an exceptional year as we begin to harvest the cash flow from these investments for Enterprise and our partners,” concluded Creel.
     Revenue for the fourth quarter of 2007 increased to a record $5.3 billion from $3.4 billion in the fourth quarter of 2006. Gross operating margin was a record $431 million for the fourth quarter of this year compared to $340 million for the fourth quarter of 2006. Operating income was $270 million for the fourth quarter of 2007, a 31 percent increase, versus $206 million in the same quarter of 2006. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fourth quarter of 2007 was a record $403 million, a 26 percent increase, compared to $319 million for the fourth quarter of 2006.

Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled later in this press release to their most directly comparable GAAP financial measures.
     Revenue for 2007 increased to a record $17 billion from $14 billion in 2006. Gross operating margin was a record $1.5 billion in 2007 compared to $1.4 billion for 2006. Operating income was a record $883 million for 2007 versus $860 million for 2006. EBITDA for 2007 was a record $1.4 billion compared to $1.3 billion for 2006.
Review of Segment Performance for the Fourth Quarter of 2007
     NGL Pipelines & Services – Gross operating margin for the NGL Pipeline and Services segment was $223 million for the fourth quarter of 2007 compared to $203 million for the same quarter of 2006. The fourth quarter of 2007 included $9 million of proceeds from business interruption insurance claims compared to no recoveries in the fourth quarter of 2006.
     Excluding these insurance recoveries, Enterprise’s natural gas processing business recorded gross operating margin of $106 million for the fourth quarter of 2007 versus $91 million in the fourth quarter of 2006. Enterprise’s Chaco, South Louisiana and South Texas processing facilities reported a combined $36 million improvement in gross operating margin, primarily due to higher realized prices for equity NGL production.
     This increase was partially offset by expenses associated with the delays in the start-up of both the Meeker and Pioneer plants due to the need to replace defective high pressure valves and address third-party engineering design problems. Earlier this year in anticipation of these plants being in operation during the fourth quarter, the partnership entered into transactions to economically hedge a percentage of the expected NGL production at these plants in order to capture near record natural gas processing margins. These transactions entailed the physical forward sales of NGLs and the purchase of natural gas. The unexpected downtime at Meeker and the delayed start-up of Pioneer resulted in actual NGL production and natural gas consumption for the fourth quarter of 2007 being lower than the volume the partnership hedged. The cost to replace the defective valves and the expense resulting from the non-cash, mark-to-market charge on the short, or over hedged, NGL balance and the liquidation of the long natural gas position totaled approximately $29 million, or $0.07 per unit. The gross operating margin generated by Meeker from actual production was offset by a decrease in gross operating margin from the NGL marketing business.
     “The start-up problems associated with the Meeker and Pioneer facilities are atypical for Enterprise, do not meet our engineering and operating standards, and are not consistent with our 40-year history of developing midstream projects,” stated Creel. “We are actively engaged in efforts to obtain recovery for certain of our losses and to ensure that we do not experience these types of problems on our future projects.”
     Equity NGL production, the NGLs that Enterprise earns and takes title to as a result of providing processing services, increased 33 percent to 85 thousand barrels per day (“MBPD”) for the fourth quarter of 2007 from 64 MBPD for the same quarter in 2006. This increase is primarily due to equity NGL production associated with the Meeker plant which was in service for part of the fourth quarter of 2007. Natural gas volumes processed under fee-based contracts increased to approximately 2.4 billion cubic feet per day (“Bcfd”) this quarter from 2.2 Bcfd in the fourth quarter of 2006.
     Gross operating margin from the partnership’s NGL pipeline and storage business was $87 million in the fourth quarter of 2007 compared to $90 million in the fourth quarter of 2006, excluding recoveries from business interruption insurance. This decrease was primarily attributable to an $18 million decline in gross operating margin, or $0.04 per unit, from the Dixie Pipeline due to lower volumes and costs resulting from the November 2007 rupture of the pipeline near Carmichael, Mississippi and the receipt of proceeds in the fourth quarter of 2006 for a settlement with a shipper with respect to a contamination incident that occurred in 2005. This decrease was partially offset by increases in gross operating margin from the Mid-America and Seminole NGL pipelines, DEP South Texas NGL pipeline, Mont Belvieu NGL storage facility and our NGL import facility. Volumes associated with the NGL pipeline and storage business for the fourth quarter of 2007, as a whole, increased 13 percent to a record 1.8 million barrels per day from 1.6 million barrels per day for the fourth quarter of 2006.
     Gross operating margin from Enterprises’ NGL fractionation business was $21 million in the fourth quarter of 2007 versus $22 million reported for the same quarter of 2006, excluding recoveries from business interruption insurance. The gross operating margin attributable to the Hobbs fractionator, which began operations in August 2007, was largely offset by expenses incurred with the start-up of the facility. NGL fractionation volumes for the fourth quarter of 2007 increased 60 MBPD, or 17 percent, to 404 MBPD from 344 MBPD recorded in the fourth quarter of 2006. The Hobbs fractionator accounted for 43 MBPD of this increase and is currently fractionating an average of 65 MBPD in January 2008.
     Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines and Services segment reported a 40 percent increase in gross operating margin to $101 million for the fourth quarter of 2007 compared to $72 million for the fourth quarter of 2006.
     The partnership’s onshore natural gas pipeline business generated gross operating margin of $91 million in the fourth quarter of 2007, a 38 percent increase over the $66 million of gross operating margin reported for the fourth quarter of 2006. This increase was principally attributable to increases in gross operating margin from (i) the San Juan gathering system due primarily to lower expenses; (ii) the settlement of a pipeline measurement claim; (iii) the partnership’s share of the equity earnings from the Jonah gas gathering system as the result of a larger ownership interest and an increase in volumes; (iv) Enterprise’s Texas intrastate pipeline due to an increase in capacity reservation and transport revenues; and (v) the addition of the Piceance Creek gathering system, which was acquired on December 27, 2006.
     Onshore natural gas transportation volumes increased 15 percent to a record 6.8 trillion British thermal units per day (“TBtud”) for the fourth quarter of 2007 from 5.9 TBtud in the same quarter of 2006. Piceance Creek and our net share of volumes from Jonah accounted for 1.0 TBtud of the transportation volume for the fourth quarter of 2007.
     Gross operating margin from the partnership’s natural gas storage business was $10 million for the fourth quarter of 2007 compared to $7 million for the same quarter in 2006. This increase was primarily attributable to improved results at the Wilson storage facility in Texas due to lower repair expenses in 2007 and a 2006 loss on the sale of base gas. All repairs are now complete on the three Wilson storage wells that were taken out of service in the second quarter of 2006. We are in the process of dewatering the caverns and returning working gas storage capacity to service which should be largely complete in the second quarter of 2008. Since the second quarter of 2006, when the facility was effectively taken out of service, Enterprise’s gross operating margin has been reduced by approximately $29 million due to the outage and associated repair costs.
     Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines and Services segment increased 174 percent to $74 million in the fourth quarter of 2007 from $27 million in the same quarter of 2006. The Independence project added $48 million of total gross operating margin for the fourth quarter of 2007 on average natural gas throughput of 719 billion British thermal units per day (BBtud). Gross operating margin for the fourth quarter of 2007 and 2006 also included recoveries from business interruption insurance claims of $2 million and $1 million, respectively.
     The offshore platform service business reported gross operating margin of $42 million for the fourth quarter of 2007, an increase of $31 million from $11 million reported in the fourth quarter of 2006. The Independence Hub platform, which became operational in March 2007, generated $30 million of this increase from fixed and volumetric revenues. Enterprise’s share of offshore platform natural gas and crude oil processing volumes for the fourth quarter of 2007 increased by 340 percent and 8 percent, respectively, over the same quarter of 2006.
     Gross operating margin from Enterprise’s offshore natural gas pipeline business increased to $21 million in the fourth quarter of 2007 from $8 million in the fourth quarter of 2006, excluding recoveries from business interruption insurance in both periods. This increase was principally due to an $18 million increase in gross operating margin from the Independence Trail pipeline, which began operations in July 2007. Partially offsetting the benefit from Independence was a decrease in volumes and revenues from other pipeline systems including the Viosca Knoll and High Island/East Breaks pipelines. Transportation volumes for the offshore natural gas pipeline business were 1.8 TBtud in the fourth quarter of 2007 compared to 1.5 TBtud in the same quarter of 2006. Volumes through the Independence platform and pipeline have averaged approximately 900 BBtud in January 2008.
     Enterprise’s offshore oil pipeline business recorded gross operating margin of $9 million for the fourth quarter of 2007 compared to $7 million for the fourth quarter of 2006. An increase in equity earnings from Enterprise’s 50 percent ownership interest in the Cameron Highway Oil Pipeline system due to higher volumes and lower interest expense was offset by lower volumes on certain of the partnership’s other offshore oil pipelines. BP commenced production from the Atlantis development during December 2007 that resulted in gross volumes on the Cameron Highway Oil Pipeline increasing to 100 MBPD for the fourth quarter of 2007 from 52 MBPD for the same quarter of 2006. In January 2008, gross volumes of crude oil on Cameron Highway have averaged approximately 160 MBPD and the pipeline is currently flowing approximately 185 MBPD of crude oil.

     Petrochemical Services – Gross operating margin for the Petrochemical Services segment was $33 million in the fourth quarter of 2007 compared to $37 million in the same quarter of 2006.
     Enterprise’s butane isomerization business reported a 25 percent increase in gross operating margin to $20 million in the fourth quarter of 2007 compared to $16 million in the fourth quarter of 2006. This improvement was primarily attributable to an 8 percent increase in volumes to 80 MBPD in the fourth quarter of 2007, versus 74 MBPD in the same quarter of 2006, and higher revenues from sales of by-products.
     The partnership’s propylene fractionation and petrochemical pipeline business earned $17 million of gross operating margin during the fourth quarter of 2007, versus $12 million in the same quarter of 2006. This increase was due primarily to higher sales margins in the fourth quarter of 2007. Propylene fractionation volumes were 60 MBPD for the fourth quarter of 2007 and 2006. Petrochemical pipeline transportation volumes were 107 MBPD during the fourth quarter of 2007 compared to 109 MBPD in the fourth quarter of 2006.
     Enterprise’s octane enhancement business reported a gross operating margin loss of $4 million in the fourth quarter of 2007 compared to a profit of $9 million in the fourth quarter of 2006. The decrease in gross operating margin was due primarily to a decrease in sales margins and volumes for isooctane and an increase in repair and maintenance expenses. Octane enhancement production was 7 MBPD for the fourth quarter of 2007 compared to 11 MBPD for the fourth quarter of 2006.
     Capitalization – Total debt principal outstanding at December 31, 2007 was approximately $6.9 billion, including $1.25 billion of junior subordinated notes to which the debt rating agencies ascribe, on average, approximately 58 percent equity content. Enterprise’s consolidated debt also included $200 million of debt of Duncan Energy Partners L.P. (“DEP”) for which Enterprise does not have the payment obligation. Enterprise had total liquidity of approximately $1.0 billion at December 31, 2007, which includes availability under the partnership’s $1.75 billion, five-year credit facility and unrestricted cash.
     Total capital spending in the fourth quarter of 2007, net of contributions in aid of construction, was approximately $546 million. This includes $43 million of sustaining capital expenditures and $14 million of investments in unconsolidated affiliates.
     Interest expense for the fourth quarter of 2007 was $92 million on an average debt balance of $7.0 billion compared to interest expense of $61 million in the fourth quarter of 2006 which had an average debt balance of $5.2 billion. The increase in the average debt balance between the two periods is principally due to funding the partnership’s 2007 capital investment program.
     Today, Enterprise will host a conference call to discuss fourth quarter earnings. The call will be broadcast live over the Internet at 9:00 a.m. Central Standard Time and may be accessed by visiting the company’s website at www.epplp.com.
Use of Non-GAAP Financial Measures
     This press release and the accompanying schedules include the non-GAAP financial measures of gross operating margin, EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.
     Gross operating margin. We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income.

     We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) gains and losses on the sale of assets; and (4) general and administrative costs. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest, cumulative effect of changes in accounting principles and extraordinary charges. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.
     We include earnings from equity method unconsolidated affiliates in our measurement of segment gross operating margin. Our equity investments with industry partners are a vital component of our business strategy. They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers. This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Many of these businesses perform supporting or complementary roles to our other business operations. As circumstances dictate, we may increase our ownership interest in equity investments, which could result in their subsequent consolidation into our operations.
     EBITDA. We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation and amortization and accretion expense. EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is net cash flows provided by operating activities.
     Distributable cash flow. We define distributable cash flow as net income or loss plus: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) cash distributions received from unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures; (5) the addition of losses or subtraction of gains relating to the sale of assets; (6) cash proceeds from the sale of assets or return of investment from unconsolidated affiliates; (7) gains or losses on monetization of financial instruments recorded in accumulated other comprehensive income less related amortization of such amount to earnings; (8) transition support payments received from El Paso Corporation related to the GulfTerra merger; (9) minority interest expense associated with the public unitholders of DEP less related distribution to be paid to such holders with respect to the period of calculation; (10) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period; and (11) the subtraction of cash expenditures for asset abandonment activities. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our partners. Using this metric, our management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.
     Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Company Information and Use of Forward Looking Statements
     Enterprise Products Partners L.P. is one of the largest publicly traded partnerships with an enterprise value of approximately $20 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals. Enterprise transports natural gas, NGLs, crude oil and petrochemical products through more than 35,000 miles of onshore and offshore pipelines. Services include natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation; offshore production platform services; and petrochemical pipeline and services. For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly-owned by Enterprise GP Holdings L.P. (NYSE: EPE). For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.
     This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:
•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	the effects of our debt level on its future financial and operating flexibility;

•	a reduction in demand for our products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by our facilities;

•	the failure of its credit risk management efforts to adequately protect us against customer non-payment;

•	terrorist attacks aimed at our facilities; and

•	the failure to successfully integrate our operations with companies we may acquire in the future, if any.
     Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812, www.epplp.com Rick Rainey, Media Relations, (713) 381-3635
###

Enterprise Products Partners L.P.	Exhibit A
Condensed Statement of Consolidated Operations — UNAUDITED
For the Three and Twelve Months Ended December 31, 2007 and 2006

($ in 000s, except per unit amounts)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Revenue	$5,302,469	$3,350,517	$16,950,125	$13,990,969
Costs and expenses:
Operating costs and expenses	5,027,489	3,133,860	16,009,051	13,089,091
General and administrative costs	20,989	17,593	87,695	63,391

Total costs and expenses	5,048,478	3,151,453	16,096,746	13,152,482

Equity in income of unconsolidated affiliates	15,730	7,259	29,658	21,565

Operating income	269,721	206,323	883,037	860,052
Other income (expense):
Interest expense	(92,056)	(60,820)	(311,764)	(238,023)
Other, net	1,920	558	8,301	8,056

Total other expense	(90,136)	(60,262)	(303,463)	(229,967)

Income before provision for income taxes, cumulative effect of change in accounting principle and minority interest	179,585	146,061	579,574	630,085
Provision for income taxes	(6,256)	(8,874)	(15,257)	(21,323)

Income before minority interest and cumulative effect of change in accounting principle	173,329	137,187	564,317	608,762
Minority interest	(11,460)	(4,403)	(30,643)	(9,079)

Income before cumulative effect of change in accounting principle	161,869	132,784	533,674	599,683
Cumulative effect of change in accounting principle	—	(3)	—	1,472

Net income	$161,869	$132,781	$533,674	$601,155

Allocation of net income to:
Limited partners	$130,744	$106,398	$417,728	$504,156
General partner	$31,125	$26,383	$115,946	$96,999
Per unit data (fully diluted):
Net income per unit	$0.30	$0.25	$0.96	$1.22
Average LP units outstanding (in 000s)	435,474	432,596	434,427	414,759
Other financial data:
Net cash flows provided by operating activities	$653,106	$189,045	$1,590,941	$1,175,069
Net cash used in investing activities	$514,112	$472,050	$2,553,607	$1,689,288
Net cash provided by (used in) financing activities	$(143,220)	$188,456	$979,355	$494,972
Distributable cash flow	$262,090	$239,867	$1,000,911	$977,580
EBITDA	$402,628	$319,255	$1,384,793	$1,307,943
Depreciation, amortization and accretion	$141,679	$116,905	$523,762	$448,208
Distributions received from unconsolidated affiliates	$21,250	$15,947	$73,593	$43,032
Total debt principal outstanding at end of period	$6,896,500	$5,329,068	$6,896,500	$5,329,068

Capital spending:
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$496,260	$303,907	$2,128,253	$1,280,578
Cash used for business combinations, net of cash received	35,008	131,527	35,793	276,500
Value of equity issued to effect of business combinations	—	—	—	181,112
Investments in unconsolidated affiliates	14,418	37,954	332,909	138,266

Total	$545,686	$473,388	$2,496,955	$1,876,456

Enterprise Products Partners L.P.	Exhibit B
Condensed Operating Data — UNAUDITED
For the Three and Twelve Months Ended December 31, 2007 and 2006

($ in 000s)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Gross operating margin by segment:
NGL Pipelines & Services	$222,813	$203,147	$812,521	$752,548
Onshore Natural Gas Pipelines & Services	100,581	72,456	335,683	333,399
Offshore Pipelines & Services	74,122	27,276	171,551	103,407
Petrochemical Services	32,984	36,682	172,313	173,095

Total non-GAAP gross operating margin	$430,500	$339,561	$1,492,068	$1,362,449
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Depreciation, amortization and accretion in operating costs and expenses	(139,318)	(115,076)	(513,840)	(440,256)
Operating lease expense paid by EPCO in operating costs and expenses	(526)	(527)	(2,105)	(2,109)
Gain (loss) on sale of assets in operating costs and expenses	54	(42)	(5,391)	3,359
General and administrative costs	(20,989)	(17,593)	(87,695)	(63,391)

Operating income per GAAP	$269,721	$206,323	$883,037	$860,052

Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,775	1,572	1,666	1,577
NGL fractionation volumes (MBPD)	404	344	394	312
Equity NGL production (MBPD)	85	64	88	63
Fee-based natural gas processing (MMcf/d)	2,399	2,206	2,565	2,218
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	6,769	5,865	6,632	6,012
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,753	1,507	1,641	1,520
Crude oil transportation volumes (MBPD)	160	164	163	153
Platform gas processing (MMcf/d)	715	163	494	159
Platform oil processing (MBPD)	24	22	24	15
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	80	74	90	81
Propylene fractionation volumes (MBPD)	60	60	59	56
Octane additive production volumes (MBPD)	7	11	9	9
Petrochemical transportation volumes (MBPD)	107	109	105	97
Total, net:
NGL, crude oil and petrochemical transportation volumes (MBPD)	2,042	1,845	1,934	1,827
Natural gas transportation volumes (BBtus/d)	8,522	7,372	8,273	7,532
Equivalent transportation volumes (MBPD) (2)	4,285	3,785	4,111	3,809

(1)	Operating rates are net of third party ownership interests and include volumes for newly constructed assets since the related in-service dates and recently purchased assets since the related acquisition dates.

(2)	Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
Distributable Cash Flow
For the Three and Twelve Months Ended December 31, 2007 and 2006
($ in 000s)	Exhibit C

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Reconciliation of non-GAAP “Distributable cash flow” to GAAP “Net income” and GAAP “Net cash flows provided by operating activities”
Net income	$161,869	$132,781	$533,674	$601,155
Adjustments to derive Distributable cash flow (add or subtract as indicated by sign of number):
Amortization in interest expense	(768)	125	(336)	766
Depreciation, amortization and accretion in costs and expenses	142,447	116,780	524,098	447,442
Operating lease expense paid by EPCO	526	527	2,105	2,109
Deferred income tax expense	2,764	2,049	8,306	14,427
Monetization of forward-starting interest rate swaps	—	—	48,895	—
Amortization of net gain from forward-starting interest rate swaps	(851)	(955)	(4,044)	(3,760)
Provision for non-cash asset impairment charge	—	88	—	88
Cumulative effect of change in accounting principle	—	3	—	(1,472)
Equity in income of unconsolidated affiliates	(15,730)	(7,259)	(29,658)	(21,565)
Distributions received from unconsolidated affiliates	21,250	15,947	73,593	43,032
Loss (gain) on sale of assets	(54)	42	5,391	(3,359)
Proceeds from sale of assets	10,094	884	12,027	3,927
Sustaining capital expenditures	(42,679)	(24,135)	(162,471)	(119,409)
Changes in fair market value of financial instruments	(2,530)	(10)	981	(51)
Minority interest expense – DEP public unitholders	4,523	—	13,879	—
Distribution to be paid to DEP public unitholders with respect to period	(6,130)	—	(21,888)	—
Cash expenditures for asset abandonment activities	(5,036)	—	(5,036)	—
Non-cash income related to write-off of reserve balance	(7,605)	—	(7,605)	—
El Paso transition support payments	—	3,000	9,000	14,250

Distributable cash flow	262,090	239,867	1,000,911	977,580
Adjustments to Distributable cash flow to derive Net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Monetization of forward-starting interest rate swaps	—	—	(48,895)	—
Amortization of net gain from forward-starting interest rate swaps	851	955	4,044	3,760
Proceeds from sale of assets	(10,094)	(884)	(12,027)	(3,927)
Sustaining capital expenditures	42,679	24,135	162,471	119,409
Non-cash income related to write-off of reserve balance	7,605	—	7,605	—
El Paso transition support payments	—	(3,000)	(9,000)	(14,250)
Minority interest	11,460	4,403	30,643	9,079
Minority interest expense – DEP public unitholders	(4,523)	—	(13,879)	—
Distribution to be paid to DEP public unitholders with respect to period	6,130	—	21,888	—
Cash expenditures for asset abandonment activities	5,036	—	5,036	—
Non-cash pension expense	588	—	588	—
Loss on early extinguishment of debt	250	—	250
Net effect of changes in operating accounts	331,034	(76,431)	441,306	83,418

Net cash flows provided by operating activities	$653,106	$189,045	$1,590,941	$1,175,069

Enterprise Products Partners L.P.
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
EBITDA
For the Three and Twelve Months Ended December 31, 2007 and 2006
($ in 000s)	Exhibit D

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Reconciliation of non-GAAP “EBITDA” to GAAP “Net income” and GAAP “Net cash flows provided by operating activities”
Net income	$161,869	$132,781	$533,674	$601,155
Additions to net income to derive EBITDA:
Interest expense (including related amortization)	92,056	60,820	311,764	238,023
Provision for income taxes	6,256	8,874	15,257	21,323
Depreciation, amortization and accretion in costs and expenses	142,447	116,780	524,098	447,442

EBITDA	402,628	319,255	1,384,793	1,307,943
Adjustments to EBITDA to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Interest expense	(92,056)	(60,820)	(311,764)	(238,023)
Provision for income taxes	(6,256)	(8,874)	(15,257)	(21,323)
Cumulative effect of change in accounting principle	—	3	—	(1,472)
Equity in income of unconsolidated affiliates	(15,730)	(7,259)	(29,658)	(21,565)
Amortization in interest expense	(768)	125	(336)	766
Deferred income tax expense	2,764	2,049	8,306	14,427
Provision for non-cash asset impairment charge	—	88	—	88
Distributions received from unconsolidated affiliates	21,250	15,947	73,593	43,032
Operating lease expense paid by EPCO	526	527	2,105	2,109
Minority interest	11,460	4,403	30,643	9,079
Loss (gain) on sale of assets	(54)	42	5,391	(3,359)
Changes in fair market value of financial instruments	(2,530)	(10)	981	(51)
Non-cash pension expense	588	—	588	—
Loss on early extinguishment of debt	250	—	250	—
Net effect of changes in operating accounts	331,034	(76,431)	441,306	83,418

Net cash flows provided by operating activities	$653,106	$189,045	$1,590,941	$1,175,069